Exhibit 10(aii)
Restricted Stock Unit Award and Agreement
[DATE]
Dear                     :
H. J. Heinz Company is pleased to confirm that, effective as of                     , you have been granted an award of Restricted Stock Units (“RSUs”) in accordance with the terms and conditions of the Third Amended and Restated H.J. Heinz Company Fiscal Year 2003 Stock Incentive Plan (the “Plan”). This Award is also made under and governed by the terms and conditions of this letter agreement (“Agreement”), which shall control in the event of a conflict with the terms and conditions of the Plan. For purposes of this Agreement, the “Company” shall refer to H. J. Heinz Company and its Subsidiaries. Unless otherwise defined in this Agreement, all capitalized terms used in this Agreement shall have the same meanings as the capitalized terms in the Plan, which are hereby incorporated by reference into this Agreement.
1.	RSU Award. You have been awarded a total of RSUs.

2.	RSU Account. RSUs entitle you to receive a corresponding number of shares of H. J. Heinz Company Common Stock (“Common Stock”) in the future, subject to the conditions and restrictions set forth in this Agreement, including, without limitation, the vesting conditions set forth in Paragraph 3 below. Your RSUs will be credited to a separate account established and maintained by the Company on your behalf or by a third party engaged by the Company for the purpose of implementing, administering and managing the Plan. Until the Distribution Date (as defined herein), the value of your unvested RSUs is subject to change based on increases or decreases in the market price of the Common Stock. Because the RSUs are not actual shares of Common Stock, you cannot exercise voting rights on them until the Distribution Date.

3.	Vesting. Provided the Management Development & Compensation Committee of the Board of Directors of the Company (the “MDCC”) determines the Company achieves a [INSERT PERFORMANCE GOAL] (hereinafter “Performance Goal”), you will become vested in the RSUs credited to your account according to the following schedule: ________.

4.	Termination of Employment. The termination of your employment with the Company will have the following effect on your RSUs:
(a)	Retirement. If the termination of your employment with the Company is the result of Retirement, provided that the MDCC determines (either before or after such termination) that the Performance Goal specified in Paragraph 3 is achieved, any RSUs granted hereunder that remain unvested as of your Date of Termination shall continue to vest in accordance with the vesting schedule set forth in Paragraph 3 above, subject to the requirements of Paragraph 5 below.

(b)	Disability. If the termination of your employment with the Company is the result of Disability provided that the MDCC determines (either before or after such termination) that the Performance Goal specified in Paragraph 3 is achieved, any RSUs granted hereunder that remain unvested as of your Date of Termination shall continue to vest in accordance with the vesting schedule set forth in Paragraph 3 above, subject to the requirements of Paragraph 5 of this Agreement, but in no event later than the last business day of the month of the one year anniversary of your date of Termination.

(c)	Involuntary Termination without Cause. If the termination of your employment with the Company is the result of involuntary termination without Cause, you shall forfeit on your Date of Termination any RSUs that remain invested as of that date; provided however, that if you execute a release of claims against the company in the form provided by the Company, provided that the MDCC determines (either before or after such termination) that the Performance Goal specified in Paragraph 3 is achieved, any RSUs granted hereunder that remain unvested as of your Date of Termination shall continue to vest in accordance with the vesting schedule set forth in Paragraph 3 above, subject to the requirements of Paragraph 5 of this Agreement, but in no event later than the last business day of the month of the one year anniversary of your Date of Termination.

(d)	Death. In the event that you should die while you are continuing to perform services for the Company or following Retirement, provided that the MDCC determines (either before or after such termination) that the Performance Goal specified in Paragraph 3 is achieved, any RSUs that remain unvested as of the date of your death shall continue to vest in accordance with the vesting schedule set forth in Paragraph 3 above, but in no event later than the last business day of the month of the one year anniversary of your Date of Termination.

(e)	Change in Control. If a Change in Control occurs prior to the completion of the performance period (the fiscal year of the grant), a pro rata portion of the award shall become payable as of the date of the Change in Control to the extent earned on the basis of achievement of the pro rata portion of the Performance Goal relating to the portion of the performance period completed as of the date of the Change in Control. If a Change in Control occurs after the completion of the performance period and the Performance Goal is achieved, the entire award shall become payable as of the date of the Change in Control.

(f)	Other Termination. If your employment with the Company terminates for any reason other than as set forth in subparagraphs (a), (b), (c), (d), or (e) above, including without limitation any voluntary termination of employment or an involuntary termination for Cause, no further vesting will occur and you will immediately forfeit all of your rights in any RSUs that remain unvested as of your Date of Termination.

5.	Non-Solicitation/Confidential Information. In partial consideration for the RSUs granted to you hereunder, you agree that you shall not, during the term of your employment by the Company and for 12 months after termination of your employment, regardless of the reason for the termination, either directly or indirectly, solicit, take away or attempt to solicit or take away any other employee of the Company, either for your own purpose or for any other person or entity. You further agree that you shall not, during the term of your employment by the Company or at any time thereafter, use or disclose the Confidential Information (as defined below) except as directed by, and in furtherance of the business purposes of, the Company. You acknowledge that the breach or threatened breach of this Paragraph 5 will result in irreparable injury to the Company for which there is no adequate remedy at law because, among other things, it is not readily susceptible of proof as to the monetary damages that would result to the Company. You consent to the issuance of any restraining order or preliminary restraining order or injunction with respect to any conduct by you that is directly or indirectly a breach or threatened breach of this Paragraph 5. Any breach by you of the provisions of this Paragraph 5 will, at the option of the Company and in addition to all other rights and remedies available to the Company at law, in equity or under this Agreement, result in the immediate forfeiture of all of your rights in any RSUs that remain unvested as of the date of such breach.

“Confidential Information” as used herein shall mean technical or business information not readily available to the public or generally known in the trade, including but not limited to inventions; ideas; improvements; discoveries; developments; formulations; ingredients; recipes; specifications; designs; standards; financial data; sales, marketing and distribution plans, techniques and strategies; customer and supplier information; equipment; mechanisms; manufacturing plans; processing and packaging techniques; trade secrets and other confidential information, knowledge, data and know-how of the Company, whether or not they originated with you, or represent information which the Company received from third parties under an obligation of confidentiality.

6.	Dividend Equivalents. An amount equal to the dividends payable on the shares of Common Stock represented by your unvested RSUs will be accrued as of each quarterly period dividend payment record date and will be credited to the employee and distributed upon vesting of such RSUs, subject to forfeiture of unvested RSUs and undistributed cash dividend equivalents accrued on such unvested RSUs as described in Paragraph 4 (c), (e) and (f). These payments will be calculated based upon the number of such vesting RSUs that were credited to your account as of each quarterly period dividend record date prior to vesting. These payments will be reported as income to the applicable taxing authorities, and federal, state, local and/or foreign income and/or any employment taxes will be withheld from such payments as and to the extent required by applicable law.

7.	Distribution. All RSU distributions will be made in the form of actual shares of Common Stock and will be distributed to you as soon as administratively practical after one of the following dates (each, a “Distribution Date”):

(a)	Default Distribution Date. Shares of Common Stock representing your RSUs will be distributed to you on the date the RSUs vest, or, if such date is not a business day, on the next business day, unless the Distribution Date is automatically deferred as provided in subparagraph (b) below.

(b)	Separation of Service of Specified Employee. If your distribution is on account of your “separation from service” as defined in Internal Revenue Code (“IRC”) section 409A and the regulations thereunder, and if you are a “specified employee,” as defined in IRC section 409A(a)(2)(B)(i) on your Distribution Date, and your distribution constitutes the “deferral of compensation” as defined in IRC section 409A and the regulations thereunder, your distribution will be automatically deferred until the date that is six (6) months after your “separation from service,” regardless of your Default Distribution Date.

Subject to Paragraph 7(b), certificates representing the distributed shares of Common Stock will be delivered to the firm maintaining your account as soon as practicable after a Distribution Date occurs. Notwithstanding the foregoing, and subject to Paragraph 7(b), all vested RSUs will be distributed to you at the close of business on the day following the last day of your employment with the Company, or as soon as administratively practicable thereafter, if you terminate employment with the Company for any reason.
8.	Taxes.
(a)	Tax Withholding. On the Distribution Date, the Company will withhold a number of shares of Common Stock that is equal, based on the Fair Market Value of the Common Stock on the Distribution Date, to the amount of the federal, state, local, and/or foreign income and/or employment taxes required to be collected or withheld with respect to the distribution, or make arrangements satisfactory to the Company for their collection.

(b)	Fringe Benefits Tax. By accepting the grant of RSUs, you consent and agree to assume any liability for fringe benefit tax that may be payable by the Company and/or your employer in connection with the RSUs. Further, by accepting the grant of the RSUs, you agree that the Company and/or your employer may collect the fringe benefit tax from you by any of the means set forth in Section 8(a) or any other reasonable method established by the Company. You further agree to execute any other consents or elections required to accomplish the above, promptly upon request of the Company.
9.	Non-Transferability. Your RSUs may not be sold, transferred, pledged, assigned or otherwise encumbered except by will or the laws of descent and distribution. You may also designate a beneficiary(ies) in the event that you die before a Distribution Date occurs, who shall succeed to all your rights and obligations under this Agreement and the Plan. If you do not designate a beneficiary, your RSUs will pass to the person or persons entitled to receive them under your will. If you shall have failed to make a testamentary disposition of your RSUs in your will or shall have died intestate, your RSUs will pass to the legal representative or representatives of your estate.
10.	Employment Rights. You acknowledge and agree that nothing in this Agreement or the Plan shall confer upon you any right with respect to future awards or continuation of your employment, nor shall it constitute an employment agreement or interfere in any way with your right or the right of Company to terminate your employment at any time, with or without cause, and with or without notice, subject to the terms of any written employment contract that you may have with the Company that is signed by both you and an authorized representative of the Company.

11.	Collection and Use of Personal Data. You consent to the collection, use, and processing of personal data (including name, home address and telephone number, identification number and number of RSUs held on your behalf) by the Company or a third party engaged by the Company for the purpose of implementing, administering and managing the Plan and any other stock option or stock incentive plans of the Company (the “Plans”). You further consent to the release of personal data (a) to such a third party administrator, which, at the option of the Company, may be designated as the exclusive broker in connection with the Plans, or (b) to any Subsidiary of the Company, wherever located. You hereby waive any data privacy rights with respect to such data to the extent that receipt, possession, use, retention, or transfer of the data is authorized hereunder.

12.	Future Awards. The Plan is discretionary in nature and the Company may modify, cancel or terminate it at any time without prior notice in accordance with the terms of the Plan. While RSUs or other awards may be granted under the Plan on one or more occasions or even on a regular schedule, each grant is a one time event, is not an entitlement to an award of RSUs in the future, and does not create any contractual or other right to receive an award of RSUs, compensation or benefits in lieu of RSUs or any other compensation or benefits in the future.

13.	Compliance with Stock Ownership Guidelines. All RSUs granted to you under this Agreement shall be counted as shares of Common Stock that are owned by you for purposes of satisfying the minimum share requirements under the Company’s Stock Ownership Guidelines (“SOG”), except if the Performance Goal set forth in Paragraph 3 is not achieved, after which time they will no longer be counted. Notwithstanding the foregoing, you acknowledge and agree that, with the exception of the number of shares of Common Stock withheld to satisfy income tax withholding requirements pursuant to Paragraph 8 above, 75% of the shares of Common Stock represented by the RSUs granted to you hereunder cannot be sold or otherwise transferred, even after the Distribution Date, unless and until you have met the Company’s SOG’s minimum share ownership requirements. The MDCC may not approve additional RSU awards to you unless you are in compliance with the terms of this Paragraph 13 and the applicable SOG requirements.

14.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its choice of law provisions.
This RSU Award is subject to your on-line acceptance of the terms and conditions of this Agreement through the Fidelity website.

H. J. HEINZ COMPANY
By:
William R. Johnson
Chairman of the Board, President and Chief Executive Officer

Accepted:
Date: